Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

VIRGINIA COMMERCE BANCORP ANNOUNCES NEW CAPITAL OF $25 MILLION

THROUGH A PRIVATE PLACEMENT OF TRUST PREFERRED SECURITIES

WITH ITS DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

ARLINGTON, Va., Thursday, September 25, 2008 – Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today announced that it has raised $25 million in capital through the sale of trust preferred securities to the Company’s directors and certain of its executive officers.  In connection with the issuance of the trust preferred securities, the Company also issued warrants to purchase an aggregate of 1.5 million shares of common stock to the purchasers. The transaction was completed on September 24, 2008.  The Company expects to raise an additional $25 million in capital through a private offering of equity instruments by the end of October and will make an announcement upon final determination of structure and terms.

Peter A. Converse, Chief Executive Officer of the Company, commented, “We are very pleased to complete this first phase of our capital plan in this very challenging market for banks to raise capital.  Despite being well-capitalized within regulatory guidelines, we felt the need to seek additional capital to withstand current pressures from increased credit costs and to provide an additional cushion for unforeseen market challenges.  We are grateful to the directors and executive officers who stepped up to provide the Company with this additional capital.  It is a testament to their faith in the soundness and viability of our organization.”

The proceeds of the securities offering will be used for general corporate purposes, including contribution to the capital of Virginia Commerce Bank.  The trust preferred securities are eligible for treatment as Tier 1 capital for regulatory purposes, subject to limitation.  It is expected that substantially all of the new trust preferred securities will be eligible for treatment as Tier 1 capital, with the remainder being treated as Tier 2 capital.

ABOUT VIRGINIA COMMERCE BANCORP

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-six branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne
Executive Vice President and Chief Financial Officer
(703) 633-6120
wbeauchesne@vcbonline.com